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Exhibit 99.1


FOR IMMEDIATE RELEASE                                   Contact: Megan Morrow
                                                           Investor Relations
                                                      800-553-7070, ext. 3114
                                                          714-789-3114 direct
                                                        www.pinnaclemicro.com

              PINNACLE MICRO, INC. ANNOUNCES SECOND QUARTER 1997 UPDATE

IRVINE, CALIFORNIA - JULY 01, 1997 - Pinnacle Micro, Inc. (NASDAQ: PNCL) today announced that it anticipates its second quarter fiscal 1997 revenues will be approximately $11 million, which is lower than the revenues reported for the first quarter of fiscal 1997. A significant contributing factor to the decrease in revenues was the continuing slow demand for the Company's Apex optical hard drive through distribution channels.

With the decrease in revenues, the Company anticipates reporting a loss of approximately $5 million for the second quarter of fiscal 1997, although the exact amount of the loss will not be known until later. As previously announced, the Company is concentrating its business on its Apex technologies and related applications and is implementing steps designed to lower operating expenses, including additional work force reductions and the consolidation of its operations at its Colorado Springs facility.

The Company also announced that it has engaged the investment banking firm of Houlihan, Lokey, Howard & Zukin to assist the Company in evaluating alternatives, including possibly locating a financial or industry partner or other transaction. No such transaction is pending as of the date of this release and the outcome of these efforts cannot be determined at this time.

The Company has also retained the consulting firm Kibel, Green Inc., a turnaround and management consulting firm and the law firm of Lobel & Opera to assist the Company in dealing with various creditors.

The Company is having difficulty paying trade debt on a timely basis and has tentatively scheduled a meeting with its vendors for July 14, 1997 to discuss various alternatives and to seek the cooperation of its creditors in a possible restructuring of its trade debt. The outcome of this meeting, if held, cannot be predicted at this time. The Company is also seeking the cooperation of its secured lender.

The Company also announced that Daryl J. White resigned as the Company's Chairman of the Board and a director effective Friday, June 20, 1997.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer orders, changes in laws, new or increased competition, delays in new products, changes in market demand, market acceptance of new products, seasonality in product purchases, and others. These factors and others could cause operating results to vary significantly from those in


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prior periods, and those projected in forward-looking statements.  Additional information with respect to these and other factors which could materially affect the Company and its operations are included in the Company's filings with the Securities and Exchange Commission and are incorporated herein.

Pinnacle Micro, Inc. is a recognized leader in optical storage technology and recordable CD storage systems for general data storage and data intensive applications such as network storage, imaging, desktop and prepress, as well as emerging applications such as digital audio/video editing and commercial multimedia. Founded in 1987, Pinnacle Micro, Inc. is headquartered in Irvine, CA with offices in North America and Europe. Pinnacle Micro can be located on the internet at www.pinnaclemicro.com.

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